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Exhibit 99.1

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Contact:
Lawrence D. Damron
Senior Vice President & Chief Financial Officer
(847) 229-2222

Aksys® Announces Common Stock Offering

Company raising $15 million to fund emerging strategy

        Lincolnshire, IL—June 30, 2003—Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, announced that it is raising $15 million in a common stock offering. The company sold 1,363,637 shares at $11.00 per share on June 30 to a large institutional investor. In addition, Aksys has granted warrants to the investor to purchase up to 204,546 shares of its common stock at $13.75 per share. Roth Capital Partners, LLC acted as the placement agent for the financing.

        The Company will use the net proceeds to expand the commercial launch of its revolutionary PHD® System and fund further development of the product.

        "We are extremely pleased with this offering," commented Bill Dow, President and Chief Executive Officer of Aksys. "The launch of the PHD System has progressed well over the past three quarters. This additional financing will allow us to increase our momentum as we continue to grow as a commercial enterprise."

        As a result of the financing, Aksys will have approximately $31 million cash on hand, which will help fund the Company's operations moving into 2004. Commenting on the offering, Larry Damron, Senior Vice President and Chief Financial Officer stated, "Given the uncertainty in the capital markets during the last few months, this offering represented a cost-effective method to raise the capital we needed, yet allowed management to remain focused on the Company's long-term initiatives." The offering price represents an approximately 8% discount to the five-day volume weighted average price of the Company's common stock as traded on the Nasdaq ending June 27, 2003.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

        Copies of the prospectus and the prospectus supplement can be obtained from Roth Capital Partners, LLC, 24 Corporate Plaza, Newport Beach, CA 92660 or by calling the Company.

About the Company

        Aksys, Ltd. produces hemodialysis products and services for patients suffering from kidney failure. The Company's lead product, the PHD® System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys' website: www.aksys.com.

        This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) market, regulatory reimbursement and competitive conditions; (iv) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, (v) our ability to obtain sufficient capital on acceptable terms to run our business; (vi) risks inherent in relying on third parties to manufacture the PHD System; and (vii) changes in QSR requirements.

        The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

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Aksys® Announces Common Stock Offering